Health and Wellness Partners, Inc., a wholly owned subsidiary of Zealous Inc., is awarded the exclusive California distribution rights for Liquid Ice Energy Drinks

Tustin, CA     March 11, 2009 6:30 AM EST – On March 5, 2009, Health and Wellness Partners, Inc., a wholly owned subsidiary of Zealous Inc., OTCBB (Symbol ZLUS) signed an agreement with Liquid Management Partners, LLC, the manufacturer of Liquid Ice energy drinks, for the exclusive distribution rights to their sugar free and regular Liquid Ice drinks in California. CEO and President Milton “Todd” Ault III stated that "This contract marks a major milestone for the company." www.zealousinc.net.

Health and Wellness Partners will exclusively distribute the energy drinks in California through bars, lounges, nightclubs, restaurants, liquor stores, markets, recreational venues, major retailers and chain stores.

Liquid Ice was founded more than 7 years ago and has become one of the fastest growing energy drinks on the market. Many consider Liquid Ice to be the “Ultimate Mixer” as the blue color and the great taste mix almost perfectly with vodka, brandy, gin, rum and Jagermeister among others.  Liquid Management Partners, LLC is the sponsor of professional athletic teams including the NHL’s Minnesota Wild and the Nashville Predators.

 www.liquidiceenergydrink.com

“Liquid Ice has proven itself in several states including the Midwest.  We are poised now to enter the California market and are very enthusiastic about working with Health and Wellness Partners.  Their dedication to our product line and our national program is solid and we are prepared to support them in every way possible,” said Michael H. Lam, President of Liquid Management Partners, LLC.

“We are very excited about this exclusive contract for California.  Given that there are several national distributors prominent in the beverage industry, we are very fortunate to have this opportunity.  Recently at the Nightclub and Bar Show in Las Vegas Liquid Ice was recognized as one of the favorite energy drinks by vendors and patrons alike.  The response was overwhelming and very exciting.  I know we have made the right choice in working with Liquid Ice,” said Ault.

Ault went on to say “The last 12 months have been very difficult on our shareholders and market conditions have made things extremely painful.  This contract has the potential to greatly improve the company for the benefit of Zealous shareholders.”

“California is the Holy Grail for the energy drink business, and Health and Wellness Partners, Inc. has put itself in the position of a lifetime. I am on pins and needles as I watch this story unfold.” said Gary Gottlieb Zealous Inc., new CFO.

“The company would like to express its gratitude to Gary Gottlieb whose extraordinary efforts were instrumental for Health and Wellness Partners, Inc. being awarded this contract,” stated Milton “Todd” Ault III.  Ault continued, “We welcome Gary as our new CFO and look forward to his leadership in growing our distribution network.”

About Zealous Inc.

Zealous Inc. is a holding company which operates through its four subsidiaries, Zealous Interactive Inc., Health and Wellness Partners, Inc., Zealous Real Estate Consulting, LLC and Zealous Holdings, Inc.. Zealous Interactive Inc. is an online distribution and content management company with over 1,200 URLs and websites. Health and Wellness Partners, Inc. is a distributor of health, energy and vitality products that promote wellness in body, mind and spirit.  Zealous Real Estate Consulting, LLC provides Real Estate services and sales.  Zealous Holdings, Inc. is a financial services holding company currently involved in a Chapter 11 reorganization.